As filed with the Securities and Exchange Commission on September 7, 2007
Registration No. 333-141813

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
(Exact Name of Registrant as Specified in Its Charter)
BANK BILBAO VIZCAYA ARGENTARIA, S.A.
(Translation of Registrant’s name into English)

Kingdom of Spain	6029	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	Plaza de San Nicolás 4 48005 Bilbao, Spain (34) 94-487-6000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Raúl Santoro de Mattos Almeida
Banco Bilbao Vizcaya Argentaria, S.A.,
New York Branch,
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
(212) 728-1660
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Willisch Davis Polk & Wardwell Marqués de la Ensenada, 2 28004 Madrid, Spain (34) 91-702-2680	Javier Malagón Navas Chief Accounting Officer Banco Bilbao Vazcaya Argentaria, S.A. Paseo de la Castellana, 81- Pl. 20 28046 Madrid, Spain (34) 91-537-8172	Victor I. Lewkow Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 United States (212) 225-2000

Edward D. Herlihy Lawrence S. Makow Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 United States (212) 403-1000	Jerry W. Powell General Counsel/Secretary Compass Bancshares, Inc. 15 South 20th Street Birmingham, AL 35233 United States (205) 297-3000	Michael D. Waters Balch & Bingham LLP 1901 Sixth Avenue North Suite 2600 Birmingham, AL 35203 United States (205) 251-8100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑  Registration Statement No. 333-141813

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form F-4 (File No. 333-141813) (the “Registration Statement”) is filed solely to include Exhibit 8.4 as an additional exhibit to the Registration Statement. Accordingly, no change is made to Part I of the Registration Statement or Items 20 or 22 of Part II of the Registration Statement. In accordance with Section 462(d) of the Securities Act of 1933, as amended, this post-effective amendment shall become effective immediately upon filing with the Securities and Exchange Commission.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21.	Exhibits

Exhibit
Number		Description

#2	.1	Transaction Agreement dated as of February 16, 2007 by and between Banco Bilbao Vizcaya Argentaria, S.A. and Compass Bancshares, Inc. (included as Annex A to the document forming part of this registration statement).**
3.1		Amended and Restated Bylaws (Estatutos), incorporated herein by reference to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2005, filed on July 7, 2006.**
3.2		Extracts of Amended and Restated Bylaws (Estatutos), incorporated herein by reference to the Registrant’s Annual Report on Form 20-F, as amended, for the year ended December 31, 2006, filed on June 28, 2007.**
4.1		Form of Amended and Restated Deposit Agreement among Banco Bilbao Vizcaya Argentaria, S.A., The Bank of New York, as Depositary, and all holders from time to time of American Depositary Shares issued thereunder, incorporated herein by reference to Exhibit 1 of the Registrant’s registration statement on Form F-6 filed May 11, 2007.**
5.1		Opinion of Garrigues, Abogados y Asesores Tributarios, Spanish counsel to BBVA, regarding the validity of the BBVA ordinary shares.**
8.1		Opinion of Garrigues, Abogados y Asesores Tributarios with respect to certain Spanish tax matters.**
8.2		Opinion of Cleary Gottlieb Steen & Hamilton LLP with respect to certain U.S. federal tax matters.**
8.3		Opinion of Wachtell, Lipton, Rosen & Katz, with respect to certain U.S. federal tax matters.**
8.4		Opinion of Wachtell, Lipton, Rosen & Katz, with respect to certain U.S. federal tax matters.
10.1		Employment Agreement, dated as of February 16, 2007, between Compass Bancshares, Inc., Banco Bilbao Vizcaya Argentaria, S.A. and D. Paul Jones, Jr., incorporated herein by reference to Exhibit 10.1 of Compass Bancshares, Inc.’s Current Report on Form 8-K filed February 22, 2007.**
10.2		Form of Employment Agreement, dated as of February 16, 2007, among Compass Bancshares, Inc., Banco Bilbao Vizcaya Argentaria, S.A. and certain executive officers of Compass Bancshares, Inc., incorporated herein by reference to Exhibit 10.2 of Compass Bancshares, Inc.’s Current Report on Form 8-K filed February 22, 2007.**
23.1		Consent of Deloitte, S.L. (for BBVA).**
23.2		Consent of PricewaterhouseCoopers LLP (for Compass).**
23.3		Consent of Ernst & Young LLP (for Compass).**
23.4		Consent of Garrigues, Abogados y Asesores Tributarios (included in Exhibits 5.1 and 8.1).**
23.5		Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 8.2).**
23.6		Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.3).**
23.7		Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.4).
24		Powers of Attorney.**
99.1		Opinion of Sandler O’Neill & Partners, L.P. (included as Annex B to this document).**
99.2		Consent of Sandler O’Neill & Partners, L.P.**
99.3		Form of Proxy Card for Special Meeting**

#	The Registrant hereby agrees to supplementally furnish a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

**	Previously filed.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Spain, on September 7, 2007.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Manuel González Cid
Name: Manuel González Cid
Title:   Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Francisco González Rodriguez	Chairman of the Board of Directors and Chief Executive Officer	September 7, 2007

* José Ignacio Goirigolzarri Tallaeche	Director, President and Chief Operating Officer	September 7, 2007

* Tomás Alfaro Drake	Director	September 7, 2007

* Juan Carlos Álvarez Mezquíriz	Director	September 7, 2007

* Richard C. Breeden	Director	September 7, 2007

* Ramón Bustamente y de la Mora	Director	September 7, 2007

* José Antonio Fernández Rivero	Director	September 7, 2007

* Ignacio Ferrero Jordi	Director	September 7, 2007

* Román Knörr Borrás	Director	September 7, 2007

* Carlos Loring Martínez de Irujo	Director	September 7, 2007

* José Maldonado Ramos	Director and General Secretary	September 7, 2007

Signature		Title	Date

* Enrique Medina Fernández		Director	September 7, 2007

* Susana Rodríguez Vidarte		Director	September 7, 2007

* Manuel González Cid		Chief Financial Officer	September 7, 2007

* Javier Malagón Navas		Chief Accounting Officer	September 7, 2007

* Raul Santoro de Mattos Almeida		Authorized Representative of Banco Bilbao Vizcaya Argentaria, S.A. in the United States	September 7, 2007

*By:	/s/ Manuel González Cid Manuel González Cid Attorney-in-Fact

Exhibit Index

Exhibit
Number		Description

#2	.1	Transaction Agreement dated as of February 16, 2007 by and between Banco Bilbao Vizcaya Argentaria, S.A. and Compass Bancshares, Inc. (included as Annex A to the document forming part of this registration statement).**
3.1		Amended and Restated Bylaws (Estatutos), incorporated herein by reference to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2005, filed on July 7, 2006.**
3.2		Extracts of Amended and Restated Bylaws (Estatutos), incorporated herein by reference to the Registrant’s Annual Report on Form 20-F, as amended, for the year ended December 31, 2006, filed on June 28, 2007.**
4.1		Form of Amended and Restated Deposit Agreement among Banco Bilbao Vizcaya Argentaria, S.A., The Bank of New York, as Depositary, and all holders from time to time of American Depositary Shares issued thereunder, incorporated by reference to Exhibit 1 of the Registrant’s registration statement on Form F-6 filed May 11, 2007.**
5.1		Opinion of Garrigues, Abogados y Asesores Tributarios, Spanish counsel to BBVA, regarding the validity of the BBVA ordinary shares.**
8.1		Opinion of Garrigues, Abogados y Asesores Tributarios with respect to certain Spanish tax matters.**
8.2		Opinion of Cleary Gottlieb Steen & Hamilton LLP with respect to certain U.S. federal tax matters.**
8.3		Opinion of Wachtell, Lipton, Rosen & Katz, with respect to certain U.S. federal tax matters.**
8.4		Opinion of Wachtell, Lipton, Rosen & Katz, with respect to certain U.S. federal tax matters.
10.1		Employment Agreement, dated as of February 16, 2007, between Compass Bancshares, Inc., Banco Bilbao Vizcaya Argentaria, S.A. and D. Paul Jones, Jr. incorporated herein by reference to Exhibit 10.2 of Compass Bancshares, Inc.’s Current Report on Form 8-K filed February 22, 2007.**
10.2		Form of Employment Agreement, dated as of February 16, 2007, among Compass Bancshares, Inc., Banco Bilbao Vizcaya Argentaria, S.A. and certain executive officers of Compass Bancshares, Inc., incorporated herein by reference to Exhibit 10.2 of Compass Bancshares, Inc.’s Current Report on Form 8-K filed February 22, 2007.**
23.1		Consent of Deloitte, S.L. (for BBVA).**
23.2		Consent of PricewaterhouseCoopers LLP (for Compass).**
23.3		Consent of Ernst & Young LLP (for Compass).**
23.4		Consent of Garrigues, Abogados y Asesores Tributarios (included in Exhibits 5.1 and 8.1).**
23.5		Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 8.2).**
23.6		Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.3).**
23.7		Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.4).
24		Powers of Attorney.**
99.1		Opinion of Sandler O’Neill & Partners, L.P. (included as Annex B to this document).**
99.2		Consent of Sandler O’Neill & Partners, L.P.**
99.3		Form of Proxy Card for Special Meeting**

#	The Registrant hereby agrees to supplementally furnish a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

**	Previously filed.